Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-236793 on Form S-3 of our reports dated February 28, 2020, relating to the consolidated financial statements of CatchMark Timber Trust, Inc. and subsidiaries and the effectiveness of CatchMark Timber Trust, Inc.’s and subsidiaries internal control over financial reporting, appearing in the Annual Report on Form 10-K of CatchMark Timber Trust, Inc. for the year ended December 31, 2019, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, GA
May 4, 2020